UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2009

Silverstar Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-140299	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 Bank Street, Wallace, Idaho	83873
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 960-0535

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective March 25, 2009, we entered into a share cancellation/return to treasury agreement with each of Dennis O’Brien, Matt Williams, Howard Lahti and David Rice wherein each have agreed to the cancellation and return to treasury of all but 25,000 shares of common stock of our company held by each.

Effective March 25, 2009, we entered into a share cancellation/return to treasury agreement with Grant Brackebusch, wherein Grant Brackebusch has agreed to the cancellation and return to treasury of all of the shares of common stock of our company held by Grant Brackebusch.

Effective March 31, 2009, we entered into a share cancellation/return to treasury agreement with David Bond wherein David Bond has agreed to the cancellation and return to treasury of all but 50,000 shares of common stock of our company held by David Bond.

Effective March 31, 2009, we entered into a share cancellation/return to treasury agreement with John Jardine wherein John Jardine has agreed to the cancellation and return to treasury of all but 100,000 shares of common stock of our company held by John Jardine.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 25, 2009, Dennis O’Brien, Matt Williams, Howard Lahti and David Rice resigned as directors of our company.

Effective March 31, 2009, David Bond resigned as a director and chairman of the board of our company.

Effective March 31, 2009, John Jardine resigned as chief financial officer, secretary and treasurer of our company.

Effective March 31, 2009, Lawrence Siccia was elected a director of our company.

Lawrence Siccia was the President, Secretary, Treasurer and Director of Constitution Mining Corp. from May 2001 to November 2007. Since 1995, he has also been a Finance Broker and the Retail Lease Manager for Totem Ford in Vancouver, B.C., Canada. Mr. Siccia has been in the automobile industry since 1994 and has extensive knowledge of automobiles, parts and the automobile industry in general.

Our board of directors now consists of Jim MacKenzie and Lawrence Siccia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERSTAR MINING CORP.

/s/ Jim MaKenzie
Jim MacKenzie
President

Date April 24, 2009